Exhibit (e)(4)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS R6

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund

Date: January 29, 2024